                                                                    EXHIBIT 23.7

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
Flex Products, Inc.

   We consent to the incorporation by reference in the registration statement on Form S-4 of JDS Uniphase Corporation of our report dated November 26, 1997, with respect to the statements of operations, stockholders' equity, and cash flows of Flex Products, Inc. for the year ended November 2, 1997, which report appears in the October 31, 1999 Annual Report on Form 10-K of Optical Coating Laboratory, Inc., which is incorporated by reference in the Current Report on Amendment No. 3 to Form 8-K/A of JDS Uniphase Corporation filed on May 31, 2000. We also consent to the reference to us under the heading "Experts" in the proxy statement-prospectus.

/s/ KPMG LLP

February 9, 2001
San Francisco, California